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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Connetics Corporation for the registration of 89,903 shares of its common stock and to the incorporation by reference therein of our report dated January 28, 2002, (except for the note titled Subsequent Event, as to which the date is March 26, 2002) with respect to the consolidated financial statements and schedule of Connetics Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP


Palo Alto, California
March 26, 2002